Exhibit 10.2

OPTION SURRENDER AGREEMENT

TO:	VAPE HOLDINGS, INC. (THE “COMPANY”)

RE:	SURRENDER OF OPTIONS

The undersigned holder of non-statutory stock options (the “Company Options”) to acquire shares of common stock of the Company, par value $0.00001, granted pursuant to the 2014 Incentive and Nonstatutory Stock Option Plan (the “Plan”), agrees to surrender each Company Option set forth on Exhibit A hereto (the “Surrendered Options”). The undersigned is permitted to surrender, for no consideration, Company Options pursuant to Section 10 of their Nonstatutory Stock Option Agreement (the “Option Agreement”)

The undersigned has determined to surrender the Surrendered Options, each of which has an exercise price substantially greater than the current trading price of the Company’s common stock, in order to assist the Company in attracting and retaining talented executive and employees in the future.

Therefore, without requiring any further action on the part of the undersigned, and notwithstanding any terms of the Option Agreement to the contrary, the undersigned hereby irrevocably elects to surrender the Surrendered Options immediately upon the execution of this agreement by the undersigned.

In connection with the surrender of the Surrendered Options, the undersigned represents and warrants to the Company that (a) he or she is the beneficial and registered owner of the Surrendered Options, which are free and clear of all liens, charges, encumbrances and any other rights of others; (b) he or she has good and sufficient power, authority and right to enter into and deliver this agreement and to transfer the legal and beneficial title and ownership of the Surrendered Options to the Company, free and clear of all liens, charges and encumbrances; (c) he or she has duly executed and delivered this agreement and it constitutes a valid and legally binding obligation on him or her, enforceable against him or her in accordance with its terms; (d) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon him or her to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Surrendered Options other than pursuant to the terms of this agreement; and (e) the undersigned has not been promised, nor has he or she received nor will he or she receive, any cash or any grants of equity awards relating to shares of Company common stock in exchange or consideration for the surrender of the Surrendered Options.

In the event of a conflict between the terms of this agreement and the Plan or the applicable Option Agreement, the provisions of this agreement shall control.

The undersigned acknowledges that he or she has read this agreement, understands it and voluntarily accepts its terms. The undersigned further acknowledges that this agreement is executed voluntarily and without any duress or undue influence on the part of or on behalf of the Company.

This agreement shall be governed and construed in accordance with the laws of the State of California, without regard to conflicts of laws thereof. This agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

[Signatures on following page]

DATED as of the ___day of May, 2015.

[Name of Option Holder]

Accepted by the Company on this ___day of May, 2015.

VAPE HOLDINGS, INC.

By:
Kyle Tracey,
Chief Executive Officer

EXHIBIT A

SURRENDERED OPTIONS